Filed Pursuant to Rule 424(b)(5)
Registration No. 333-261774

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 5, 2023)

$24,800,000

Common Stock

We previously entered into a certain sales agreement, or the sales agreement, with Cowen and Company, LLC, or TD Cowen, acting as sales agent for the offer and sale of our common stock, having an aggregate offering price of up to $68,347,416. As of March 20, 2024, we have not sold any shares of our common stock under the sales agreement pursuant to our prospectus dated May 5, 2023, or the Prospectus, which leaves $68,347,416 of common stock available under the sales agreement. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prospectus form a part. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $74,498,647.65, which was calculated based on 70,951,093 shares of our outstanding common stock held by non-affiliates on March 18, 2024 at a price of $1.05 per share, the closing price of our common stock on February 29, 2024. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the sales agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $24,800,000 from time to time through TD Cowen.

Our common stock is traded on the Nasdaq Global Market under the symbol “KZR.” On March 20, 2024, the last reported sale price of our common stock was $0.89 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 8 of the Prospectus, under similar headings in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, which are incorporated by reference into the Prospectus, and in the other documents that are filed after the date hereof and incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

TD Cowen

The date of this prospectus supplement is March 22, 2024.